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                                  Exhibit 99.2

                      Press Release, dated August 21, 1997


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           Proffitt's, Inc. Completes Restructuring of Private Label
                 Credit Card Accounts Receivable Securitization

August 21, 1997--Department store retailer Proffitt's, Inc. (NYSE:PFT) today announced the completion of a restructuring of its private label credit card accounts receivable securitization.

Under the restructured arrangement, the recently formed Proffitt's Credit Card Master Trust issued a total of $200 million in Series 1997-2 five-year asset backed securities supported by credit card receivables originated at the Company's Proffitt's, McRae's, Herberger's, and Parisian Divisions. The securities were issued in two classes: $180 million in AAA/Aaa rated Class A Certificates priced at 99.587% with a coupon of 6.50% and $20 million in A/A1 rated Class B Certificates priced at 99.642% with a coupon of 6.69%. The Class A Certificates were underwritten by NationsBanc Capital Markets, Inc., BancAmerica Securities, Inc., and J.P. Morgan & Co. The Class B Certificates were underwritten by NationsBanc Capital Markets, Inc. Proceeds of the Series 1997-2 Certificates were used to repay outstanding borrowings and to terminate the Company's previous securitization arrangement with an asset-backed commercial paper conduit.

Concurrent with the issuance of the Series 1997-2 Certificates, Proffitt's Credit Card Master Trust issued $125 million in Series 1997-1 Variable Funding Certificates. The Variable Funding Certificates will provide the Master Trust with borrowing capacity based on commercial paper rates for seasonal and expansion-related growth in the underlying receivables portfolio. Co-purchasers of the Variable Funding Certificate were Enterprise Funding Corporation and Receivables Capital Corporation.

Proffitt's, Inc. Executive Vice President and Chief Financial Officer, Douglas
E. Coltharp, commented, "We are extremely pleased by the attractive terms which we were able to realize in the securitization market. The favorable advance rates and interest rates are both indicative of the quality in the underlying receivables portfolio. The restructuring of the accounts receivable facility, together with our recently completed issuance of Senior Notes and the increase and amendment of our Revolving Credit Facility, completes the implementation of a comprehensive capital structure strategy. This strategy, which was initiated in the spring of this year, was intended to provide Proffitt's with greater operating flexibility by reducing the level of secured indebtedness, increasing the percentage of fixed vs. floating rate obligations, and lengthening the duration of our financing commitments."

Proffitt's, Inc. operates 176 stores in twenty-four states under the names of Proffitt's, McRae's, Younkers, Parisian, and Herberger's. The Company's annual revenues exceed $2.3 billion.

Contact:

   Proffitt's, Inc., Birmingham
   Julia Bentley, 423/981-6243